Exhibit 21

Subsidiaries of the Partnership

TEPPCO Partners, L.P. (Delaware)

TEPPCO GP, Inc. (Delaware)
TE Products Pipeline Company, LLC (Texas)
TEPPCO Terminals Company, L.P. (Delaware)
TEPPCO Terminaling and Marketing Company, LLC (Delaware)
TEPPCO Colorado, LLC (Delaware)
TEPPCO Midstream Companies, LLC (Texas)
TEPPCO NGL Pipelines, LLC (Delaware)
Chaparral Pipeline Company, LLC (Texas)
Quanah Pipeline Company, LLC (Texas)
Panola Pipeline Company, LLC (Texas)
Dean Pipeline Company, LLC (Texas)
Wilcox Pipeline Company, LLC (Texas)
Val Verde Gas Gathering Company, L.P. (Delaware)
TCTM, L.P. (Delaware)
TEPPCO Crude GP, LLC (Delaware)
TEPPCO Crude Pipeline, LLC (Texas)
TEPPCO Seaway, L.P. (Delaware)
TEPPCO Crude Oil, LLC (Texas)
Lubrication Services, LLC (Texas)
QP-LS LLC (Wyoming)
TEPPCO Marine Services, LLC (Delaware)
TEPPCO O/S Port System, LLC (Texas)